THE NEW YORK TIMES COMPANY
2020 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of February 26, 2026 (the “Grant Date”) between The New York Times Company, a corporation organized under the laws of the State of New York (collectively with its subsidiaries, the “Company”) and Meredith Kopit Levien (the “Participant”) pursuant to The New York Times Company 2020 Incentive Compensation Plan, as it may at any time hereafter be supplemented, modified, amended or restated (the “2020 Incentive Plan”). Capitalized terms used in this document that are not otherwise defined have the meaning set forth in the 2020 Incentive Plan.
1.    General. Subject to the terms and conditions set forth in this Agreement and in the 2020 Incentive Plan, the Company hereby grants to the Participant 82,505 restricted stock units (the “RSUs”). Each RSU represents the right to receive one Share on the terms and conditions set forth in this Agreement and in the 2020 Incentive Plan.
2.    Vesting. Except as otherwise provided in Sections 4 and 5 below, the RSUs will vest on February 26, 2030 (the “Vesting Date”); provided that the Participant has been, from the date of grant of the RSUs through the Vesting Date, continuously employed by the Company.
3.    Delivery of Shares. The Shares subject to the RSUs will be transferred upon or as soon as practicable after (but no later than 60 days after) the Vesting Date, or if earlier, the date on which the RSUs vest pursuant to Section 4 or 5 below, to a brokerage account in the name of the Participant maintained with the administrative services provider of the RSUs (such provider from time to time, the “Administrative Services Provider”), in each case subject to delayed delivery as may be required pursuant to Section 9.6 of the 2020 Incentive Plan.
4.    Termination of Employment. Upon termination of a Participant’s employment with the Company as described below, the RSUs will be treated in the manner described below.
(a)    Death or Disability: If a Participant’s employment with the Company terminates by reason of the Participant’s (i) death or (ii) Disability, all outstanding RSUs will vest and the Participant or her designated Beneficiary will be entitled to receive the underlying Shares as soon as practicable thereafter (but no later than 60 days thereafter). For purposes of the RSUs, “Disability” shall mean the Participant’s total disability (as defined by the terms of The New York Times Companies Long-Term Disability Plan or any successor long-term disability plan, whether or not the Participant is a participant in such long-term disability plan).
(b)    Termination by the Company without Cause: In the event that the Participant’s employment is terminated by the Company without Cause prior to the Vesting Date, a pro-rata portion of the RSUs will vest, and the Participant will be entitled to receive a number of Shares equal to the number of RSUs, multiplied by a fraction, the numerator of which is the number of days between the Grant Date and the date of the termination of Participant’s employment, and the denominator of which is 1,461.
(c)    Other Termination: Subject to Section 5 below, on any other termination of the Participant’s employment, including a termination for Cause, all RSUs held by the Participant will be immediately forfeited and the Participant will not have any right to delivery of the underlying Shares.
5.    Change in Control. In the event of a Change in Control, the RSUs shall become payable as described in this Section 5; provided that the Committee may take such other actions with respect to the RSUs as it deems appropriate pursuant to Sections 7 and 8 of the 2020 Incentive Plan.
(a)    If the Participant has been, from the date of grant of the RSUs through the Vesting Date, continuously employed by the Company, the RSUs will vest on the Vesting Date, and the Participant will receive payment in respect of the RSUs upon or as soon as practicable after (but no later than 60 days after) the Vesting Date.
(b)    If the RSUs are assumed or replaced with an award that has comparable terms in accordance with Section 8.1 of the 2020 Incentive Plan and the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, in either case upon or within 12 months following a Change in Control, then the RSUs shall become fully vested upon the date of such termination. For the avoidance of doubt, in the event the Participant’s employment terminates by reason of the Participant’s death or Disability upon or following a Change in Control, all outstanding RSUs will vest.
6.    Rights as a Stockholder; Dividend Equivalents. The Participant will not have the rights of a stockholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered to the Participant. For the avoidance of doubt, RSUs do not entitle the Participant to payments equivalent to any dividends paid on the Company’s shares prior to the Vesting Date. However, the Company will credit to the Participant, as of the payment date of any cash dividend, an amount per RSU held by the Participant on the applicable record date equal to the amount of the cash dividend declared and paid in respect of one Share. Such credited amount will be subject to the terms and conditions of this

Agreement (including with respect to vesting) and will be paid in cash at the time the Participant receives payment in respect of the RSUs.
7.    U.S. Federal, State and Local Income Withholding. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the RSUs. For U.S. citizens and residents (“U.S. Taxpayers”), the Shares when delivered will be taxable to the Participant at their then fair market value as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the number of Shares to be delivered to U.S. Taxpayers in an amount sufficient to satisfy the withholding obligations due (based on the fair market value of the Shares); provided, however, that no Shares will be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law unless otherwise determined by the Committee prior to such withholding. The remaining Shares will be transferred to a brokerage account in the name of the Participant. For purposes of this paragraph, fair market value means the closing price of the Shares, as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other national securities exchange on which the Shares may be listed at the time of determination), on the business day preceding the Vesting Date, or if earlier, the date on which the RSUs vest pursuant to Section 4 or Section 5.
8.    Section 409A. The RSUs are intended to comply with Section 409A of the Code or qualify for an exemption thereunder and will be construed and interpreted in a manner that is consistent with and administered in accordance with Section 9.6 of the 2020 Incentive Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
9.    Company Policies. The RSUs, the underlying Shares, and any cash proceeds realized from the sale of such underlying Shares are subject to forfeiture or repayment to the Company pursuant to any “clawback” or recoupment policies that the Company may have in place from time to time and are subject to any share trading policies, share holding and other policies that may be implemented by the Company from time to time.
10.    No Right to Employment. Neither the grant of RSUs nor any other action taken hereunder shall be construed as giving the Participant the right to be retained in the employ or service of the Company (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time.
11.    Other Benefits. No amount accrued or paid under the RSUs will be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.

12.    Plan Provisions. The RSUs are being granted pursuant to the 2020 Incentive Plan, the terms of which are incorporated herein by reference, and will in all respects be interpreted in accordance with the 2020 Incentive Plan. The grant and settlement of the RSUs are subject to interpretations, regulations and determinations concerning the 2020 Incentive Plan established from time to time by the Committee in accordance with the provisions of the 2020 Incentive Plan. The Committee shall have the authority to interpret and construe this Agreement, and the decisions of the Committee shall be conclusive upon any question arising under this Agreement. In the event there is any express conflict between this Agreement and the terms of the 2020 Incentive Plan, the terms of the 2020 Incentive Plan shall govern.
13.    Amendment of this Agreement. The terms and conditions contained in this Agreement may be amended by the Committee, to the extent permitted by the 2020 Incentive Plan.
14.    No Assignment. The RSUs may not be assigned or transferred by the Participant except to a Beneficiary in the event of the Participant’s death, to the extent that the RSUs survive the Participant’s death. Any other attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation with respect to the RSUs and under this Agreement. The Company may assign the RSUs and this Agreement in accordance with the 2020 Incentive Plan.
15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
16.    Plan Documents and Electronic Delivery. A copy of the 2020 Incentive Plan and the documents that constitute the “Prospectus” for the 2020 Incentive Plan under the Securities Act of 1933 are available on the website maintained by the Administrative Services Provider (such website, the “2020 Incentive Plan Website”) or will otherwise be provided to the Participant. The Participant has been provided a link to the 2020 Incentive Plan Website. The Company may, in its sole discretion, deliver any additional documents related to the RSUs granted to the Participant under the 2020 Incentive Plan by electronic means and/or by making such documents accessible to the Participant via an online platform and require the Participant to participate in the 2020 Incentive Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including the Administrative Services Provider.
17.    Entire Agreement. This Agreement (including the 2020 Incentive Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

18.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.
The Participant hereby acknowledges that the Participant (a) accepts the RSUs described in this Agreement, (b) agrees to be bound by the terms of the 2020 Incentive Plan, including this Agreement and (c) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Award.
[signature page follows]

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the Grant Date.

The New York Times Company

By:	/s/ Rachel Glaser
Rachel Glaser
Presiding Director

The Participant:

By:	/s/ Meredith Kopit Levien
Meredith Kopit Levien